Westmoreland Resource Partners, LP Declares Record Date
and Distribution Date for 25% Unit Dividend

Columbus, Ohio - January 16, 2015 -Westmoreland Resource Partners, LP (NYSE: WMLP, “Westmoreland LP”) today announced that the record date and distribution date have been set for Westmoreland LP’s previously announced “25% unit dividend” as a one-time special distribution (the “Special Distribution”) of common units of Westmoreland LP (“Westmoreland LP Units”). The Special Distribution is for an aggregate of approximately 202,184 Westmoreland LP Units, representing an approximately 25% unit dividend per Westmoreland LP Unit, payable to public unitholders on a pro rata basis. The Special Distribution is being effected as part of the completion of the series of transactions involving Westmoreland Coal Company previously announced on January 2, 2015.

The record date for the Special Distribution will be January 27, 2015 (the “Record Date”). The distribution of Westmoreland LP Units is expected to occur on January 30, 2015 (the “Distribution Date”). The transfer agent will not distribute any fractional Westmoreland LP Units or compensation in lieu thereof. Each fractional Westmoreland LP Unit will be rounded to the nearest whole Westmoreland LP Unit (and a 0.5 Westmoreland LP Unit will be rounded to the next higher Westmoreland LP Unit).

Holders of Westmoreland LP Units on the Record Date are not required to take any action in order to receive Westmoreland LP Units in connection with the Special Distribution. Westmoreland LP common unitholders entitled to receive Westmoreland LP Units in connection with the Special Distribution will either receive a book-entry account statement reflecting their ownership of the Westmoreland LP Units distributed to them in the Special Distribution or their brokerage accounts will be credited for the Westmoreland LP Units distributed to them in the Special Distribution.

About Westmoreland Resource Partners, LP

Westmoreland Resource Partners, LP is a low-cost producer of high-value steam coal in Northern Appalachia. Westmoreland LP markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information, visit www.oxfordresources.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the uncertainty of negotiations to result in agreements or completed transactions, the uncertain nature of the expected benefits from the actual or expected transactions, the uncertain nature of the announced transactions, the ability to complete such transactions, risks associated with the integration of acquired assets, risks associated with the coal industry or the economy generally, and other such matters discussed in the “Risk Factors” sections of the 2013 annual report on Form 10-K of Westmoreland LP (formerly named Oxford Resource Partners, LP) and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date of this release. Although Westmoreland LP may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.